Exhibit 99.1
pressrelease

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com
FOR IMMEDIATE RELEASE:
April 25, 2007
DIEBOLD REPORTS FIRST QUARTER FINANCIAL RESULTS
Results include $.32 per share restructuring charge related to the closing of the manufacturing facility in Cassis, France
•	Cassis manufacturing facility now closed
•	New facility in Budapest, Hungary, ramping up production as scheduled
•	Year-over-year improvement in global service gross margin
•	Strong financial self-service revenue growth of 11.5 percent
NORTH CANTON, Ohio – Diebold, Incorporated (NYSE: DBD) today reported 2007 first quarter revenue of $628.4 million, an increase of 0.8 percent from the first quarter of 2006. The company reported a first quarter net loss of $5.9 million, or $.09 per share. This compares to net income of $12.7 million, or $.18 per share from the first quarter of 2006.
Included in the first quarter 2007 results was a restructuring charge of $.32 per share related to the closing of the manufacturing facility in Cassis, France. Excluding restructuring charges*, diluted earnings per share in the first quarter of 2007 would have been $.23. Net income for the first quarter benefited from a $.05 per share recovery due to the collection of accounts receivable related to election systems that had previously been reserved.
Business Review
Management commentary
“I am pleased with the steady progress we made during the first quarter, as we expected the first half of this year to be challenging,” said Thomas W. Swidarski, Diebold president and chief executive officer. “In financial self-service, we saw revenue growth in all our geographic regions as the market remains healthy and were able to close some business earlier than anticipated. While we anticipate the second quarter will be equally challenging, I believe our renewed focus on the customer and the operational improvements we’ve made position us well for the second half of the year.”
Swidarski continued, “Also during the quarter, we significantly strengthened our manufacturing position in EMEA with the closure of the facility in Cassis, France. This restructuring process was lengthy and arduous, but vital as the company works to achieve its long-term profitability goals.
-more-

*	See accompanying notes for non-GAAP measures.

PAGE 2/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
“The efforts of our employees have been exceptional as we have worked to realign our global manufacturing, bring our IT operations and enterprise resource planning (ERP) deployment back in house, instill pricing discipline and improve our product quality and service while reducing our cost structure,” Swidarski said. “I am pleased with our progress and feel our condition has improved dramatically over the past year. While we still have much that needs to be accomplished in all our key initiatives, I remain confident we will reach the goals we have established.”
Manufacturing optimization
The production facility in Cassis, France, was closed at the end of the first quarter. In March 2007, the company finalized an agreement with the remaining union that was legally challenging the closure of the facility, and all the unions have agreed to the related social plan. As a result, by the end of the first quarter all usable inventories and production equipment had been transferred to other locations. The sale of the building continues to progress, and the company anticipates closing the transaction with the buyer during the second quarter.
During the quarter, Diebold continued to ramp up production at its new manufacturing facility in Budapest, Hungary, producing approximately 1,700 Opteva® automated teller machines (ATMs). The company is on target to produce approximately 10,000 ATMs in Hungary in 2007. The facility is now the primary source of ATMs for the Diebold EMEA market.
Strategy for election systems business
Management is still in the process of evaluating its long-term strategic position in the election systems business and will require more time before communicating a definitive strategy in that area. “We are working diligently on this effort and we will communicate our strategy as soon as possible,” Swidarski said. “We will do our best to ensure that any course of action we take will be in the best possible interest of all our customers, employees and shareholders.”
First Quarter Orders (constant currency)
Total orders for financial self-service and security products and services were down slightly compared to the prior year period. Financial self-service orders declined due primarily to a large, non-recurring order with a single customer in Canada in the first quarter 2006. Outside of Canada, financial self-service orders in the Americas were up in the high single digits. Asia Pacific financial self-service orders declined in the low double-digit range, as several large orders in China were delayed to the second and third quarters. Security orders increased in the low single-digit range.
Revenue
Total revenue for the quarter was up 0.8 percent. Financial self-service products and services revenue was up 11.5 percent over the first quarter 2006, while total security was essentially flat. Election systems revenue declined $22.6 million, while Brazilian lottery revenue declined $18.6 million. During the quarter, the net positive currency impact was approximately $11.1 million, or 1.8 percent. The positive currency impact on revenue was largely due to the year-over-year strengthening of the euro and the Brazilian real.
-more-

PAGE 3/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Gross Margin
Total gross margin for the quarter was 19.1 percent, compared to 23.2 percent in the first quarter 2006. Restructuring charges of $21.4 million were included in the first quarter of 2007, while restructuring charges of $0.9 million were recorded in the first quarter of 2006.
Product gross margin was 18.6 percent, compared to 28.8 percent in the first quarter of 2006. Restructuring charges of $21.4 million were included in the first quarter 2007, while restructuring charges of $0.7 million were recorded in the first quarter 2006. First quarter 2007 restructuring charges are entirely from the previously mentioned closing of manufacturing operations in Cassis, France. Excluding restructuring charges*, product gross margin would have been 26.2 percent in the first quarter of 2007, compared to 29.1 percent in the first quarter 2006. While the gross margin for the combined financial self-service and security business was flat quarter over quarter, the non-recurring revenue from the higher margin Brazilian lottery business and a gross margin loss on significantly reduced revenue in the election systems business negatively affected total product gross margin.
Service gross margin was 19.6 percent, compared to 18.3 percent in the first quarter of 2006. Restructuring charges of $0.2 million were included in the first quarter of 2006. This year-over-year improvement in service margin was driven by improved product quality and related productivity gains, primarily within the U.S. market, slightly offset by reduced margins in EMEA.
Net Income
The company reported a net loss of $5.9 million, or 0.9 percent of revenue, compared to net income of $12.7 million, or 2.0 percent in the first quarter 2006. Included in the first quarter 2007 results were restructuring charges of $21.4 million, entirely related to the closing of manufacturing operations in Cassis, France. Restructuring charges in the first quarter 2006 were $3.8 million. The first quarter 2007 restructuring charges were recorded with no associated tax benefit. As a result, we recognized taxes of $5.7 million on a loss before taxes of $0.2 million. As the Cassis restructuring is concluded, the company will pursue its ability to realize a tax benefit for the charges.
-more-

*	See accompanying notes for non-GAAP measures.

PAGE 4/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Balance Sheet, Cash Flow
The company’s net debt* was $392.7 million at March 31, 2007 compared to $287.5 million at March 31, 2006. The $105.2 million increase in net debt* over the last 12 months was principally due to free cash flow of $147.2 million, offset by share repurchases of $96.1 million, dividends of $58.1 million, $53.1 million used for acquisitions, and a $45.1 million increase in other assets.
Net cash provided by operating activities decreased by $51.8 million in the first quarter, moving from $47.4 million of cash provided by operating activities in the first quarter 2006 to a cash use of $4.4 million in the first quarter 2007. The primary reasons for this decrease were lower net income and the reduction in cash provided by certain other assets and liabilities, which provided cash of $56.6 million in the first quarter 2006 compared to $6.9 million in the first quarter 2007. This reduction was due to less cash from deferred income and higher income tax payments. Days sales outstanding (DSO) were 78 days at March 31, 2007, compared to 86 days at March 31, 2006, with improvement occurring in North America and EMEA. In addition, first quarter cash collections included $5.0 million of previously reserved election receivables related to a county in California. Inventory turns improved slightly, moving from 4.6 turns at March 31, 2006 to 4.7 turns at March 31, 2007.
As a result of the change in net cash provided by operating activities, free cash flow* decreased by $59.0 million, moving to free cash use of $16.5 million in the first quarter from $42.5 million of free cash flow* in the first quarter of 2006.
Restructuring
The company incurred first quarter restructuring charges totaling $21.4 million, or $.32 per share. These charges were entirely related to the closing of the manufacturing facility in Cassis, France. Included in these charges were costs associated with severance agreements, legal fees, asset impairment, and costs to transfer usable inventory and equipment. The first-quarter restructuring charges were recorded with no associated tax benefit. Within the context of FASB Interpretation Number (FIN) 48, the company is uncertain it will ultimately be able to recognize a tax benefit on these charges. Consequently, we were not able to record a tax benefit in the current quarter. The company expects the remaining restructuring charges related to the closure of the Cassis facility will be approximately $3 million to $6 million. Total restructuring charges for the closure are now expected to be approximately $24 million to $27 million, or $.25 to $.28 per share. This per share estimate is based on the assumption that the company will ultimately recognize a tax benefit on these charges. Actual first quarter cash payments related to this restructuring were $7.7 million.
-more-

*	See accompanying notes for non-GAAP measures.

PAGE 5/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Full-year 2007 outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
Expectations for the full year 2007 include:
•	Revenue growth remains 3 to 5 percent
o	Financial self-service revenue growth now expected to be 3 to 5 percent.

o	Security revenue growth now 7 to 10 percent.

o	Election systems revenue remains in the range of $185 million to $215 million.

o	Brazilian lottery systems revenue now approximately $8 million to $10 million.
•	Earnings per share

2007 EPS (GAAP)	$1.87 – $2.00
Cassis Restructuring	$0.28 – $0.25
2007 EPS non-GAAP, excluding restructuring expense	$2.15 – $2.25
•	Free cash flow* expectations remain in the range of $150 to $165 million, which includes approximately $18 million to $22 million in anticipated cash charges associated with the Cassis restructuring.
Financial Information
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
-more-

*	See accompanying notes for non-GAAP measures.

PAGE 6/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Revenue Summary by Product, Service and Geographic Area
(In Thousands — Quarter Ended March 31)

				% Change
			% Change	constant
	2007	2006	GAAP	currency*
Financial Self-Service
Products	$216,377	$179,757	20.4%	17.2%
Services	233,669	223,798	4.4%	2.3%

Total Fin. self-service	450,046	403,555	11.5%	9.0%

Security solutions
Products	63,068	68,926	-8.5%	-8.8%
Services	107,483	102,140	5.2%	4.5%

Total Security	170,551	171,066	-0.3%	-0.9%

Total Fin. self-service & security	620,597	574,621	8.0%	6.1%

Election systems
Products	2,704	24,661	-89.0%	-89.0%
Services	5,143	5,772	-10.9%	-10.9%

Total Election systems	7,847	30,433	-74.2%	-74.2%

Brazilian lottery systems	—	18,637	-100.0%	-100.0%

Total Revenue	$628,444	$623,691	0.8%	-1.0%

Revenue Summary by Geographic Segment
(In Thousands — Quarter Ended March 31)

				% Change
			% Change	constant
	2007	2006	GAAP	currency*
The Americas
Financial self-service solutions	$289,854	$266,613	8.7%	7.8%
Security solutions	155,188	158,249	-1.9%	-1.9%

subtotal	445,042	424,862	4.7%	4.2%

Brazilian lottery systems	—	18,637	-100.0%	-100.0%
Election systems	7,847	30,433	-74.2%	-74.2%

Total Americas	452,889	473,932	-4.4%	-5.0%

Asia Pacific
Financial self-service solutions	57,878	45,346	27.6%	21.0%
Security solutions	9,907	8,706	13.8%	7.0%

Total Asia Pacific	67,785	54,052	25.4%	18.7%

Europe, Middle East, Africa
Financial self-service solutions	102,314	91,596	11.7%	6.3%
Security solutions	5,456	4,111	32.7%	20.2%

Total Europe, Middle East, Africa	107,770	95,707	12.6%	6.9%

Total Revenue	$628,444	$623,691	0.8%	-1.0%

*	See accompanying notes for non-GAAP measures.
-more-

PAGE 7/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

Three Months
Ended March 31, 2007
Total EPS (GAAP measure)	$(0.09)
Restructuring Charges	0.32

Operating EPS (non-GAAP measure)	$0.23

The company’s management believes excluding restructuring charges is useful to investors because it provides an overall understanding of the company’s historical financial performance and future prospects. Management believes operating EPS (non-GAAP) is an indication of the company’s base-line performance before gains, losses or other charges that are considered by management to be outside the company’s core operating results. Exclusion of these items permits evaluation and comparison of results for the company’s core business operations, and it is on this basis that management internally assesses the company’s performance.

2.	The company’s management believes that constant currency is useful to investors since it depicts order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.	Free cash flow/(use) is calculated as follows:

	Three Months Ended	Three Months Ended
	March 31, 2007	March 31, 2006
Net cash (used)/provided by operating activities (GAAP measure)	$(4,418)	$47,418
Capital expenditures	(12,088)	(4,941)

Free cash flow (use) (non-GAAP measure)	$(16,506)	$42,477

The company’s management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities that is available for the execution of its business strategy, including service of debt principal, dividends, share repurchase and acquisitions. Free cash flow is not an indicator of residual cash available for discretionary spending, because it does not take into account mandatory debt service or other non-discretionary spending requirements that are deducted in the calculation of free cash flow.

4.	Net (debt) is calculated as follows:

	March 31, 2007	December 31, 2006	March 31, 2006
Cash, cash equivalents and other investments (GAAP measure)	$189,702	$353,385	$368,416
Less Industrial development revenue bonds and other	(12,000)	(12,000)	(13,450)
Less Notes payable	(570,392)	(676,805)	(642,468)

Net (debt) (non-GAAP measure)	$(392,690)	$(335,420)	$(287,502)

The company’s management believes that given the net debt, the significant cash, cash equivalents and other investments on its balance sheet, that net cash against outstanding debt is a meaningful debt calculation.
-more-

PAGE 8/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
5.	Reconciliation of GAAP Gross Margin to non-GAAP measures

	Product Gross Margin		Service Gross Margin		Total Gross Margin
	Q1 2007	Q1 2006	Q1 2007	Q1 2006	Q1 2007	Q1 2006
GAAP Gross Margin	$52,477	$84,134	$67,709	$60,739	$120,186	$144,873
GAAP Gross Margin %	18.6%	28.8%	19.6%	18.3%	19.1%	23.2%
Restructuring	$21,366	$692	$—	$199	$21,366	$891
Operating gross margin (non GAAP)	$73,843	$84,826	$67,709	$60,938	$141,552	$145,764
Operating gross margin (non GAAP) %	26.2%	29.1%	19.6%	18.4%	22.5%	23.4%
The company’s management believes excluding restructuring charges from gross profit margins is an indication of the company’s baseline performance before gains, losses, or other charges that are considered by management to be outside the company’s core operating results. The exclusion of these items permits evaluation and comparison of results for the company’s core business operations and it is on this basis that the company’s management internally assesses the company’s performance.
-more-

PAGE 9/DIEBOLD ANNOUNCES FIRST QUARTER RESULTS
Forward-Looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;
•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;
•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;
•	acceptance of the company’s product and technology introductions in the marketplace;
•	unanticipated litigation, claims or assessments;
•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;
•	costs and benefits associated with the closure of the company’s Cassis production facility, including the timing of related restructuring charges and any tax benefits associated with such charges;
•	the completion of the company’s implementation of its ERP system and other IT-related functions;
•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;
•	the company’s ability to successfully implement measures to improve pricing;
•	variations in consumer demand for financial self-service technologies, products and services;
•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;
•	changes in laws regarding the company’s election systems products and services;
•	potential security violations to the company’s information technology systems;
•	the company’s ability to successfully execute its strategy related to the election systems business; and
•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
About Diebold
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 15,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.9 billion in 2006 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
# # #
PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended
	March 31
	2007	2006
Net Sales
Product	$282,149	$291,981
Service	346,295	331,710

Total	628,444	623,691

Cost of goods
Product	229,672	207,847
Service	278,586	270,971

Total	508,258	478,818

Gross Profit	120,186	144,873

Percent of net sales	19.1%	23.2%

Operating expenses
Selling, general and administrative	102,432	102,244
Research, development and engineering	16,576	19,120

Total	119,008	121,364
Percent of net sales	18.9%	19.5%

Operating profit	1,178	23,509
Percent of net sales	0.2%	3.8%

Other expense and minority interest, net	(1,338)	(3,969)

(Loss)/income before taxes	(160)	19,540
Percent of net sales	0.0%	3.1%

Taxes on income	(5,725)	(6,839)
Effective tax rate	-3578.1%	35.0%

Net (loss)/income	$(5,885)	$12,701

Percent of net sales	-0.9%	2.0%

Basic weighted average shares outstanding	65,673	68,534
Diluted weighted average shares outstanding	66,156	68,840

Basic (Loss)/Earnings Per Share	$(0.09)	$0.19
Total Basic (Loss)/Earnings Per Share	$(0.09)	$0.19

Diluted (Loss)/Earnings Per Share	$(0.09)	$0.18
Total (Loss)/Diluted Earnings Per Share	$(0.09)	$0.18

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$94,295	$253,814
Short-term investments	95,407	99,571
Trade receivables, net	600,165	610,893
Inventories	470,178	442,804
Other current assets	194,099	188,599

Total current assets	1,454,144	1,595,681

Securities and other investments	67,877	70,088
Property, plant and equipment, net	202,007	202,535
Goodwill	472,384	460,339
Other assets	197,543	185,636

	$2,393,955	$2,514,279

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$25,608	$11,324
Accounts payable	131,136	158,388
Other current liabilities	446,003	429,024

Total current liabilities	602,747	598,736

Long-term notes payable	544,784	665,481
Long-term liabilities	145,922	158,661
Total shareholders’ equity	1,100,502	1,091,401

	$2,393,955	$2,514,279

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Three months ended March 31,
	2007	2006
Cash flow from operating activities:
Net (loss)/income	$(5,885)	$12,701
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Minority share of income	769	992
Depreciation and amortization	23,963	23,479
Share-based compensation	3,516	3,642
Deferred income taxes	3,381	(192)
(Gain) loss on sale of assets, net	794	(945)
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	19,224	29,522
Inventories	(27,145)	(43,594)
Prepaid expenses	10	(7,010)
Other current assets	(1,608)	219
Accounts payable	(28,301)	(27,959)
Certain other assets and liabilities	6,864	56,563

Net cash (used)/provided by operating activities	(4,418)	47,418

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	—	(9,044)
Net investment activity	10,386	(644)
Capital expenditures	(12,088)	(4,941)
Increase in certain other assets	(18,800)	(14,899)

Net cash used by investing activities	(20,502)	(29,528)

Cash flow from financing activities:
Dividends paid	(15,439)	(14,745)
Net (payments)/borrowings	(107,208)	149,675
Repurchase of common shares	—	(51,921)
Other financing activities	(14,173)	(197)

Net cash (used)/provided by financing activities	(136,820)	82,812

Effect of exchange rate changes on cash	2,221	2,713

(Decrease)/Increase in cash and cash equivalents	(159,519)	103,415
Cash and cash equivalents at the beginning of the period	253,814	207,900

Cash and cash equivalents at the end of the period	$94,295	$311,315

The March 31, 2006 Statements of Cash Flows has been reclassified to reflect the company’s year-end change in its method of accounting for rotable spares used in its service business. The reclassification includes rotable spares expenditures as part of Cash flows from operating activities, which were previously included as part of Cash flows from investing activities.